Exhibit 99.1
PRESS RELEASE
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MASSIMO FERRAGAMO ELECTED TO THE BOARD OF DIRECTORS OF
PHILIP MORRIS INTERNATIONAL (PMI)

NEW YORK, December 6, 2016 – Philip Morris International Inc. (NYSE/Euronext Paris: PM) today announced the election of Massimo Ferragamo to its Board of Directors. With the addition of Mr. Ferragamo, the PMI Board will now total 13 directors.

Mr. Ferragamo has served as Chairman of Ferragamo USA Inc. since 2000, having previously served as President of that company since 1985. Ferragamo USA is the exclusive North American distributor of luxury consumer products, including leather products and shoes, manufactured by its parent company, Salvatore Ferragamo S.p.A.

Mr. Ferragamo, age 59, served as an independent director of Yum! Brands, Inc. from 1997 to 2016. He currently serves on the Board of Ferragamo Finanziaria S.p.A., the Ferragamo family’s holding company.

“I am delighted to welcome Massimo to our Board,” said Louis Camilleri, Chairman of the Board. “His entrepreneurial spirit and his deep experience in the global luxury consumer products business will complement the considerable expertise of our formidable Board of Directors in the years to come. I especially appreciate his keen interest in our aim to become the undisputed leader of Reduced-Risk Products and our highly ambitious effort to have RRPs ultimately replace combustible products to the benefit of adult smokers, society and our company.”

About Philip Morris International Inc. (“PMI”)

PMI is the world’s leading international tobacco company, with six of the world's top 15 international brands and products sold in more than 180 markets.  In addition to the manufacture and sale of cigarettes, including Marlboro, the number one global cigarette brand, and other tobacco products, PMI is engaged in the development and commercialization of Reduced-Risk Products (“RRPs”).  RRPs is the term PMI uses to refer to products with the potential to reduce individual risk and population harm in comparison to smoking cigarettes.  Through multidisciplinary capabilities in product development, state-of-the-art facilities, and industry-leading scientific substantiation, PMI aims to provide an RRP portfolio that meets a broad spectrum of adult smoker preferences and rigorous regulatory requirements.  For more information, see www.pmi.com and www.pmiscience.com.